    As filed with the Securities and Exchange Commission on December 20, 2004
                                                     Registration No. 333-______
================================================================================
                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                             ----------------------

                       LONE STAR STEAKHOUSE & SALOON, INC.
             (Exact Name of Registrant as Specified in Its Charter)

         DELAWARE                   5812                       48-1109495
(State or Other        (Primary Standard Industrial        (I.R.S. Employer
 Jurisdiction of        Classification Code Number)      Identification Number)
 Incorporation or
 Organization)
                             ----------------------

                             2004 STOCK OPTION PLAN
                            (FULL TITLE OF THE PLAN)

                             ----------------------

                                JAMIE B. COULTER
                             CHIEF EXECUTIVE OFFICER
                           224 EAST DOUGLAS, SUITE 700
                              WICHITA, KANSAS 67202

                                    COPY TO:

                              STEVEN WOLOSKY, ESQ.
                 OLSHAN GRUNDMAN FROME ROSENZWEIG & WOLOSKY LLP
                                PARK AVENUE TOWER
                               65 EAST 55TH STREET
                            NEW YORK, NEW YORK 10022
                            TELEPHONE: (212) 451-2300
                            FACSIMILE: (212) 451-2222

                             ----------------------

    FROM TIME TO TIME AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT
        (Approximate Date of Commencement of Proposed Sale to the Public)

                         CALCULATION OF REGISTRATION FEE
================================================================================
                                                                 Proposed Maximum   Proposed Maximum       Amount of
                 Title of Each Class of         Amount to be      Offering Price   Aggregate Offering   Registration
              Securities to be Registered       Registered (1)       per Share           Price              Fee
-------------------------------------------------------------------------------------------------------------------------
Common stock, par value $.01 per share:         3,000,000          $26.695 (2)       $80,085,000 (2)         $9,426
shares authorized and reserved for issuance
=========================================================================================================================
(1)  Pursuant to Rule 416, the registration statement also covers such indeterminate additional shares of common stock as may become issuable as a result of any future anti-dilution adjustment in accordance with the terms of the 2004 Stock Option Plan (the "Plan").
(2)  Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h)(1) and (c) under the Securities Act of 1933 on the basis of the average of the high and low prices reported for shares of common stock of the Registrant on the Nasdaq National Market on December
     17, 2004.

================================================================================

                                EXPLANATORY NOTES

     Lone  Star  Steakhouse  &  Saloon,  Inc.  has  prepared  this  registration statement in accordance  with the  requirements of Form S-8 under the Securities
Act of 1933, as amended (the "Securities Act"), to register shares of our common stock, $0.01 par value per share, issuable under our 2004 Stock Option Plan (the
"Plan").

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

     We will provide documents containing the information specified in Part 1 of
Form S-8 to employees as specified by Rule 428(b)(1)  under the Securities  Act.
Pursuant  to the  instructions  to Form S-8,  we are not  required to file these documents  either as part of this  registration  statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

                                      II-1

                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

ITEM 3.  INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following  documents filed by Lone Star Steakhouse & Saloon,  Inc. (the
"Registrant")  with  the  Commission  are  incorporated  by  reference  in  this registration statement on Form S-8 (the "Registration Statement"):

     (1) Our Annual  Report for the period ended  December 30, 2003 on Form 10-K filed March 10, 2004, as amended on Form 10-K/A filed April 28, 2004;

     (2) Our Quarterly  Report on Form 10-Q for the quarter  ended  September 7,
2004 filed October 18, 2004;

     (3) Our  Quarterly  Report on Form 10-Q for the quarter ended June 15, 2004 filed July 26, 2004;

     (4) Our Quarterly  Report on Form 10-Q for the quarter ended March 23, 2004 filed May 5, 2004;

     (5) Our Current Report on Form 8-K, filed January 7, 2004;

     (6) Our Current Report on Form 8-K, filed January 30, 2004;

     (7) Our Current Report on Form 8-K, filed March 8, 2004;

     (8) Our Current Report on Form 8-K, filed April 9, 2004;

     (9) Our Current Report on Form 8-K, filed April 14, 2004;

     (10) Our Current Report on Form 8-K, filed April 15, 2004;

     (11) Our Current Report on Form 8-K, filed April 23, 2004;

     (12) Our Current Report on Form 8-K, filed May 5, 2004;

     (13) Our Current Report on Form 8-K, filed May 28, 2004;

     (14) Our Current Report on Form 8-K, filed June 30, 2004, as amended;

     (15) Our Current Report on Form 8-K, filed July 9, 2004;

     (16) Our Current Report on Form 8-K, filed August 17, 2004;

     (17) Our Current Report on Form 8-K, filed August 26, 2004;

     (18) Our Current Report on Form 8-K, filed September 2, 2004;

                                      II-2

     (19) Our Current Report on Form 8-K, filed September 24, 2004, as amended;

     (20) Our Current Report on Form 8-K, filed October 6, 2004;

     (21) Our Current Report on Form 8-K, filed October 14, 2004;

     (22) Our Current Report on Form 8-K, filed October 18, 2004;

     (23) Our Current Report on Form 8-K, filed November 12, 2004;

     (24) Our Current Report on Form 8-K, filed November 16, 2004;

     (25) Our Current Report on Form 8-K, filed November 18, 2004;

     (26) Our Current Repot on Form 8-K, filed December 20, 2004;

     (27) The  description  of our common stock  contained  in our  Registration
Statement  on Form 8-A,  filed March 5, 1992  pursuant  to Section  12(g) of the
Securities Exchange Act of 1934, as amended.

     All documents  subsequently  filed with the  Commission  by the  Registrant pursuant to Sections 13(a),  13(c), 14 and 15(d) of the Securities  Exchange Act
of 1934, as amended,  prior to the filing of a  post-effective  amendment  which indicates that all securities offered herein have been sold or which deregisters all securities  then remaining  unsold,  shall be deemed to be  incorporated  by reference  herein and to be part hereof from the  respective  dates of filing of such documents.  Any statement contained herein or in a document incorporated or deemed to be incorporated by reference  herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement  contained herein or in any other subsequently filed document which is also  incorporated  or deemed to be  incorporated  herein modifies or supersedes such  statement.  Any such  statement  so  modified or  superseded  shall not be deemed,  except as so  modified  or  superseded,  to  constitute  a part of this registration statement.

ITEM 4.  DESCRIPTION OF SECURITIES

     Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL.

     Not applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     The Certificate of Incorporation  of the Registrant  provides that we shall indemnify to the fullest extent permitted by Delaware  General  Corporation Law, or the  DGCL,  any  person  whom  it may  indemnify  thereunder,  including  the directors,  officers,  employees and agents of the Registrant.  In addition, the
Registrant's Certificate of Incorporation eliminates, to the extent permitted by the DGCL, personal liability of directors to the Registrant and its stockholders for monetary damages for breach of fiduciary duty.

     The  Registrant's  authority to  indemnify  its  directors  and officers is governed by the provisions of Section 145 of the DGCL, as follows:

                                      II-3

     (a) A corporation  shall have power to indemnify any person who was or is a party  or is  threatened  to be  made a  party  to any  threatened,  pending  or completed action, suit or proceeding, whether civil, criminal, administrative or investigative  (other than an action by or in the right of the  corporation)  by reason of the fact that the person is or was a  director,  officer,  employee or agent of the corporation, or is or was serving at the request of the corporation as a director,  officer, employee or agent of another corporation,  partnership, joint venture, trust or other enterprise, against expenses (including attorneys'
fees),  judgments,  fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably  believed to be in or not opposed to the best interests of the corporation, and, with respect to any  criminal  action or  proceeding,  had no  reasonable  cause to believe  the person's conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or her equivalent,  shall not, of itself,  create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal  action or  proceeding,  had  reasonable  cause to believe that the person's conduct was unlawful.

     (b) A corporation  shall have power to indemnify any person who was or is a party  or is  threatened  to be  made a  party  to any  threatened,  pending  or completed  action or suit by or in the  right of the  corporation  to  procure a judgment  in its  favor by  reason  of the  fact  that  the  person  is or was a director, officer, employee or agent of the corporation, or is or was serving at the  request of the  corporation  as a director,  officer,  employee or agent of another  corporation,  partnership,  joint  venture,  trust or other  enterprise against expenses (including attorneys' fees) actually and reasonably incurred by the person in  connection  with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification  shall be made in respect of any claim, issue or matter as to which such  person  shall  have been  adjudged  to be liable to the  corporation unless and only to the extent  that the Court of  Chancery or the court in which such action or suit was brought shall determine upon application  that,  despite the adjudication of liability but in view of all the  circumstances of the case, such person is fairly and  reasonably  entitled to indemnity  for such  expenses which the Court of Chancery or such other court shall deem proper.

     (c) To the  extent  that a  present  or former  director  or  officer  of a corporation  has been  successful  on the merits or  otherwise in defense of any action,  suit  or  proceeding  referred  to in  subsections  (a) and (b) of this section, or in defense of any claim, issue or matter therein,  such person shall be  indemnified  against  expenses  (including  attorneys'  fees)  actually  and reasonably incurred by such person in connection therewith.

     (d) Any  indemnification  under  subsections  (a)  and (b) of this  section
(unless ordered by a court) shall be made by the corporation  only as authorized in the specific case upon a determination that indemnification of the present or former  director,  officer,  employee  or agent is proper  in the  circumstances because  the  person has met the  applicable  standard  of conduct  set forth in subsections (a) and (b) of this section.  Such determination shall be made, with respect  to a  person  who  is a  director  or  officer  at  the  time  of  such determination,  (1) by a majority  vote of the  directors who are not parties to

                                      II-4

such action,  suit or  proceeding,  even though less than a quorum,  or (2) by a committee of such directors designated by majority vote of such directors,  even though  less than a quorum,  or (3) if there are no such  directors,  or if such directors so direct, by independent  legal counsel in a written opinion,  or (4)
by the stockholders.

     (e) Expenses (including attorneys' fees) incurred by an officer or director in defending any civil,  criminal,  administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such  action,  suit or  proceeding  upon receipt of an  undertaking  by or on behalf of such  director or officer to repay such amount if it shall  ultimately be  determined  that  such  person  is not  entitled  to be  indemnified  by the corporation as authorized in this section.  Such expenses (including  attorneys'
fees)  incurred by former  directors and officers or other  employees and agents may be so paid upon such terms and conditions,  if any, as the corporation deems appropriate.

     (f) The indemnification and advancement of expenses provided by, or granted pursuant to, the other subsections of this section shall not be deemed exclusive of any other rights to which those seeking  indemnification  or  advancement  of expenses may be entitled under any bylaw,  agreement,  vote of  stockholders  or disinterested  directors  or  otherwise,  both as to  action  in  such  person's official  capacity  and as to action in  another  capacity  while  holding  such office.

     (g) A  corporation  shall have power to purchase and maintain  insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation,  or is or was  serving  at the  request  of  the  corporation  as a director, officer, employee or agent of another corporation,  partnership, joint venture,  trust or other enterprise  against any liability asserted against such person and incurred by such person in any such capacity,  or arising out of such person's status as such,  whether or not the corporation would have the power to indemnify such person against such liability under this section.

     (h) For purposes of this  section,  references to the  "corporation"  shall include, in addition to the resulting corporation,  any constituent  corporation
(including  any  constituent of a constituent)  absorbed in a  consolidation  or merger which, if its separate existence had continued,  would have had power and authority to indemnify its directors, officers, and employees or agents, so that any  person  who is or was a  director,  officer,  employee  or  agent  of  such constituent corporation, or is or was serving at the request of such constituent corporation as a director,  officer,  employee or agent of another  corporation, partnership,  joint venture, trust or other enterprise,  shall stand in the same position  under  this  section  with  respect  to  the  resulting  or  surviving corporation  as  such  person  would  have  with  respect  to  such  constituent corporation if its separate existence had continued.

     (i) For purposes of this section,  references to "other  enterprises" shall include employee  benefit plans;  references to "fines" shall include any excise taxes  assessed on a person  with  respect to any  employee  benefit  plan;  and references  to  "serving at the request of the  corporation"  shall  include any service as a  director,  officer,  employee  or agent of the  corporation  which imposes duties on, or involves services by such director,  officer, employee, or
agent  with  respect  to  an  employee   benefit  plan,  its   participants   or
beneficiaries;  and a person who acted in good faith and in a manner such person

                                      II-5

reasonably  believed to be in the interest of the participants and beneficiaries of an  employee  benefit  plan  shall be deemed to have  acted in a manner  "not opposed  to the  best  interests  of the  corporation"  as  referred  to in this section.

     (j) The indemnification and advancement of expenses provided by, or granted pursuant to, this section shall,  unless  otherwise  provided when authorized or ratified,  continue  as to a person  who has ceased to be a  director,  officer, employee  or agent and shall inure to the  benefit of the heirs,  executors  and administrators of such a person.

     (k) The Court of Chancery is hereby vested with exclusive  jurisdiction  to herein  determine  all actions for  advancement  of expenses or  indemnification brought under this section or under any bylaw,  agreement,  vote of stockholders or disinterested  directors,  or otherwise.  The Court of Chancery may summarily determine a corporation's  obligation to advance expenses (including  attorneys'
fees).

     The Registrant has entered into Indemnification Agreements with each of its directors  and certain  executive  officers  (as well as  directors  and certain executive officers of the Registrant's  subsidiaries),  whereby it has agreed to indemnify, to the fullest extent permitted by applicable law, each such director and officer from and against any and all expenses  (including  attorneys' fees), judgments,  fines,  penalties,  excise taxes and amounts paid in  settlement  or incurred by such  director or officer for or as a result of action  taken or not taken while such  director or officer was acting in his capacity as the director or executive officer of the Registrant or its affiliates.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED

     Not applicable.

ITEM 8.  EXHIBITS

4.1  Form of Director Stock Option Agreement.

4.2  Form of Employee Stock Option Agreement.

4.3  Lone Star  Steakhouse & Saloon,  Inc.  2004 Stock  Option Plan,  previously filed as Exhibit 99.1 to the Company's Form 8-K filed December 20, 2004.

5    Opinion of Olshan Grundman Frome Rosenzweig & Wolosky LLP.

23.1 Consent  of Ernst & Young LLP,  Independent  Registered  Public  Accounting
     Firm.

23.2 Consent of Olshan  Grundman  Frome  Rosenzweig  &Wolosky LLP  (contained in
     Exhibit 5).

24   Powers of Attorney (included on the signature page of the initial filing of this Registration Statement).

ITEM 9.  UNDERTAKINGS

A.   The undersigned registrant hereby undertakes:

     (a)  To file,  during any period in which offers or sales are being made, a post-effective  amendment  to  this  registration  statement:

          (i)   To include any  prospectus  required by section  10(a)(3) of the
                Securities Act;

          (ii)  To reflect in the  prospectus  any facts or events arising after the effective  date of the  registration  statement (or the most recent post-effective amendment thereof) which,  individually or
                in  the  aggregate,   represent  a  fundamental  change  in  the
                information   set   forth   in   the   registration   statement.
                Notwithstanding  the  foregoing,  any  increase  or  decrease in volume  of  securities  offered  (if the total  dollar  value of securities  offered would not exceed that which was  registered)
                and any  deviation  from  the low or high  end of the  estimated
                maximum   offering  range  may  be  reflected  in  the  form  of
                prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate,  the changes in volume and price  represent no more than a 20 percent change in the maximum aggregate  offering price set forth in the  "Calculation of Registration  Fee" table in the effective registration statement;

          (iii) To include any material  information with respect to the plan of
                distribution  not  previously   disclosed  in  the  registration
                statement  or any  material  change to such  information  in the registration statement;

     Provided,  however,  that paragraphs (a)(i) and (a)(ii) do not apply if the information required to be included in a post-effective  amendment by those paragraphs is contained in periodic reports filed by the issuer pursuant to section 13 or section  15(d) of the Exchange Act that are  incorporated  by reference herein

     (b)  That,  for  the  purpose  of  determining   any  liability  under  the
          Securities Act, each such post-effective  amendment shall be deemed to be a new  registration  statement  relating to the securities  offered herein,  and the  offering  of such  securities  at that time shall be deemed to be the initial bona fide offering thereof.

     (c)  To remove from registration by means of a post-effective amendment any of  the  securities  being  registered  which  remain  unsold  at  the termination of the offering.

B.   The  undersigned   registrant  hereby  undertakes  that,  for  purposes  of
     determining  any liability under the Securities Act of 1933, each filing of the  registrant's  annual report  pursuant to Section 13(a) or 15(d) of the
     Securities  Exchange Act of 1934 (and, where applicable,  each filing of an employee  benefit  plan's  annual  report  pursuant to Section 15(d) of the
     Securities  Exchange Act of 1934) that is incorporated by reference in this
     Registration  Statement shall be deemed to be a new registration  statement relating  to the  securities  offered  therein,  and the  offering  of such securities  at that  time  shall be  deemed  to be the  initial  bona  fide offering thereof.

C.   Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors,  officers and controlling persons of the  registrant  pursuant to the foregoing  provisions,  or otherwise,  the registrant  has been  advised  that in the  opinion of the  Securities  and

                                      II-7

     Exchange  Commission  such  indemnification  is  against  public  policy as expressed in the Securities Act of 1933 and is,  therefore,  unenforceable.
     In the event  that a claim for  indemnification  against  such  liabilities
     (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action,  suit or  proceeding)  is asserted by such director, officer or  controlling  person in  connection  with the  securities  being registered,  the registrant will,  unless in the opinion of its counsel the matter has been settled by a  controlling  precedent,  submit to a court of appropriate jurisdiction the question whether such indemnification by it is against  public policy as expressed in the  Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                      II-8

                                   SIGNATURES

     Pursuant to the  requirements of the Securities Act of 1933, the Registrant certifies  that it has  reasonable  grounds to believe  that it meets all of the requirements  for  filing  on Form S-8 and has  duly  caused  this  Registration
Statement  to be  signed  on its  behalf  by  the  undersigned,  thereunto  duly authorized, in the City of Wichita, State of Kansas on the 20th day of December,
2004.

                                      LONE STAR STEAKHOUSE & SALOON, INC.

                                      By:  /s/ Jamie B. Coulter
                                           ---------------------------------
                                           Name: Jamie B. Coulter
                                           Title: Chief Executive Officer

                                POWER OF ATTORNEY

     KNOW ALL MEN BY THESE PRESENTS,  that each person whose  signature  appears below  constitutes  and appoints  Jamie B. Coulter and John D. White as his true and lawful attorney-in-fact,  each acting alone, with full power of substitution and  resubstitution  for him and in his name,  place and  stead,  in any and all capacities, to sign any and all amendments,  including post-effective amendments to this registration  statement,  and any related  registration  statement filed pursuant to Rule 462(b) of the Act and to file the same, with exhibits  thereto, and other  documents in connection  therewith,  with the Securities and Exchange
Commission,  hereby ratifying and confirming all that said  attorneys-in-fact or their  substitutes,  each acting  along,  may lawfully do or cause to be done by virtue hereof.

     Pursuant  to  the   requirements  of  the  Securities  Act  of  1933,  this
Registration  Statement  has been signed below by the  following  persons in the capacities and on the dates indicated.

SIGNATURE                           TITLE                      DATE
---------                           -----                      ----

/s/ Jamie B. Coulter         Chief Executive Officer       December 20, 2004
------------------           (Principal Executive
Jamie B. Coulter             Officer)

                             Executive Vice                December 20, 2004
                             President, Chief Financial
/s/ John D. White            Officer, Treasurer, and
------------------           Director (Principal
John D. White                Accounting Officer)

/s/ William B. Greene, Jr.   Chairman of the Board         December 20, 2004
------------------           and Director
William B. Greene, Jr.

/s/ Anthony Bergamo          Director                      December 20, 2004
------------------
Anthony Bergamo

/s/ Fred B. Chaney           Director                      December 20, 2004
------------------
Fred B. Chaney

/s/ Thomas C. Lasorda        Director                      December 20, 2004
------------------
Thomas C. Lasorda

/s/ Michael A. Ledeen        Director                      December 20, 2004
------------------
Michael A. Ledeen

/s/ Clark R. Mandigo         Director                      December 20, 2004
------------------
Clark R. Mandigo

/s/ Mark Saltzgaber          Director                      December 20, 2004
------------------
Mark Saltzgaber